EXHIBIT 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is dated as of May 29, 2003, and is made and entered into by and between The Wet Seal, Inc., a Delaware corporation (the “Company”), and Peter D. Whitford (the “Executive”).

IN CONSIDERATION of the premises and the mutual covenants set forth below, the parties hereby agree as follows:

1.	EMPLOYMENT

The Company hereby agrees to employ Executive as the Chief Executive Officer of the Company (the “CEO”) and Executive hereby accepts such employment upon the terms and conditions set forth below.

2.	TERM AND PLACE OF PERFORMANCE

The term of this Agreement shall begin on June 30, 2003 (the “Effective Date”), and, unless sooner terminated as provided herein, shall end on the third (3rd) anniversary thereof (the “Initial Term”); provided, that, upon the third anniversary of the Effective Date, the term shall be automatically extended for two (2) additional years (the “Extension Period”) unless either party provides ninety (90) days advance written notice not to renew the term prior to the date that it would be automatically renewed (the Initial Term or the Extension Period, as the case may be, the “Term”). The Term may be sooner terminated by either party in accordance with the provisions of Section 5 below. The period during which Executive is an employee of the Company is referred to herein as the “Employment Period.” The principal place of employment of Executive shall be at the Company’s headquarters in Foothill Ranch, California (or at such other locations within the thirty-five (35) mile radius of its current location as it may be relocated); provided, that, Executive shall be required to travel on Company business during the Term.

3.	COMPENSATION

3.1 Base Compensation. For the services to be rendered by Executive under this Agreement, Executive shall be entitled to receive, commencing as of the Effective Date, salary at the annual rate of Seven Hundred Fifty Thousand Dollars ($750,000) (“Base Compensation”) payable in accordance with the Company’s customary payroll practices. The Compensation Committee of the Board of Directors (the “Committee”) shall review Executive’s Base Compensation annually and may make adjustments in accordance with the compensation practices and guidelines of the Company; provided, that, the Base Compensation shall not be reduced without Executive’s written consent during the Term. Notwithstanding the foregoing, Executive’s Base Compensation shall increase to $775,000 per annum after the first anniversary of the Effective Date and shall increase to $810,000 per annum after the second anniversary of the Effective Date; provided, that, in either case, Executive is still then employed.

3.2 Performance Bonus. For each full fiscal year of the Company during the Term, the Committee shall establish a target earnings per share (“EPS”) projection (“Target EPS”) and a maximum EPS projection (“Maximum EPS”) for the Company for such fiscal year. For purposes hereof, EPS shall be the EPS as reported to the Company’s shareholders on a fully diluted basis. If less than Target EPS is achieved for a fiscal year, Executive shall receive no bonus; if Target EPS is achieved for a fiscal year, Executive shall receive a bonus equal to 50% of Base Compensation (the “Target Bonus”); and, in lieu of the Target Bonus, if at least Maximum EPS is achieved for a fiscal year, Executive shall receive a bonus of 125% of Base Compensation (the “Maximum Bonus”, and any such bonus payable under this Section 3.2, the “Performance Bonus”). If EPS achieved for any fiscal year exceeds Target EPS, but is less than Maximum EPS, the Performance Bonus shall be a percentage of Base Compensation between 50% and 125%, calculated on a straight line basis, as corresponds to the relative achievement of EPS between Target EPS and Maximum EPS. Notwithstanding the foregoing, for the 2003 fiscal year, (i) for purposes of the Performance Bonus, Base Compensation shall equal the Base Compensation paid to Executive during the 2003 fiscal year, not to exceed $437,500 and (ii) Target EPS and Maximum EPS shall be based solely on the sum of the EPS reported by the Company to its shareholders, on a fully diluted basis, for the third and fourth fiscal quarters of the 2003 fiscal year, with a Target EPS for such quarters equal to $0.33 and Maximum EPS equal to $0.65. The amount of the Performance Bonus for the 2003 fiscal year shall be pro-rated to reflect the portion of the 2003 fiscal year that Executive was employed by the Company based on the number of days Executive was employed by the Company during the 2003 fiscal year over the number of days in the Company’s 2003 fiscal year. For example, assuming (x) that Target EPS is achieved for the 2003 fiscal year, (y) Executive is paid $437,500 of Base Compensation during the 2003 fiscal year and (z) Executive was employed for seven (7) full months during the 2003 fiscal year, then Executive shall be eligible to be paid a Performance Bonus of $127,604 for the 2003 fiscal year. The Performance Bonus shall be paid within ninety (90) days following the date that the Committee has certified that a Performance Bonus is payable with respect to such fiscal year provided Executive is employed by the Company on the date bonuses are customarily paid. Commencing with the 2004 fiscal year, payment of the Performance Bonus shall be contingent upon the Company attaining shareholder approval of such bonus arrangement such that if paid, the Performance Bonus shall constitute qualified performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The Company shall use its best efforts to attain shareholder approval of such Performance Bonus.

3.3 Automobile. During the Employment Period, the Company shall provide Executive with the use of, and provide general maintenance for, a 2002 Mercedes-Benz Silver CL-Class automobile (or an automobile of comparable value at the discretion of the Company). The Company shall also pay for appropriate automobile insurance, as it shall determine, in its discretion, with respect to such automobile.

3.4 Vacation. During the Employment Period, Executive shall be entitled to four (4) weeks of paid vacation per year to be used and accrued in accordance with the Company’s policy as it may be established from time to time. In addition, Executive shall receive other paid time-off in accordance with the Company’s policies for senior executives as they may exist from time to time.

3.5 Welfare, Pension and Incentive Benefit Plans. During the Employment Period,

Executive shall be entitled to participate in such employee benefit plans and insurance programs offered by the Company to its employees generally, or which it may adopt from time to time for its employees generally, in accordance with the eligibility requirements for participation therein.

3.6 SERP. The Company and Executive agree to use good faith efforts to establish a non-qualified supplemental executive retirement plan for Executive as soon as administratively possible following the Effective Date.

3.7 Stock Options.

(a) On the Effective Date or as soon as administratively practicable thereafter, the Company shall grant Executive stock options to acquire 300,000 shares of the Company’s Class A common stock, $0.10 par value per share (the “Option”) under such terms and conditions as provided for under the Company’s Amended and Restated 1996 Long-Term Incentive Plan (the “Stock Option Plan”) which are not inconsistent with clause (ii) below. To the maximum extent permitted under the Code, the Options are intended to qualify as “incentive stock options” under Section 422 of the Code.

(b) The Option described in clause (i) above shall be granted subject to the following terms and conditions: (A) the Option shall be granted under the Company’s Stock Option Plan; (B) the exercise price per share of each Option shall be equal to the greater of the 30-day trailing average price of the common stock from the date of grant or the closing price on the date of grant; (C) the Option shall be vested as to 33 1/3% of the shares subject to the Option on the first anniversary of the date of grant and as to an additional 33 1/3% of the shares subject to the Option on the second and third anniversaries of the date of grant; provided, that, the Option shall cease to vest upon the termination of Executive’s employment; (D) the Option shall be exercisable for the ten year period following the date of grant; provided, that, upon the termination of Executive’s employment, the Option shall remain exercisable only for the period as provided in the Stock Option Plan or the Stock Option Agreement (as defined below), depending on the circumstances of such termination; and (E) each Option shall be evidenced by, and subject to, a stock option agreement whose terms and conditions are consistent with the terms hereof (the “Stock Option Agreement”).

(c) During the Employment Period, Executive shall be eligible to be granted performance shares and additional options consistent with grants made to other senior executives, in all cases, as determined by the Committee in its sole discretion.

3.8 Sign-on Bonus. On or following the Effective Date and after the submission by Executive of an accounting of the fair market value of the compensatory stock options Executive forfeited as a result of his resignation from his immediately prior employer, Executive shall receive a sign-on bonus in an amount equal to such forfeited amount, not to exceed $200,000.

4.	POSITION AND DUTIES

4.1 Position and Duties. Executive shall serve as the Chief Executive Officer of the Company and shall report to the Board of Directors of the Company (the “Board”). Executive shall have those powers and duties customarily associated with the office of Chief Executive Officer and as provided for in the By-Laws of the Company, at all times, subject to the direction and control of the Company’s Board and such other powers and duties as may be assigned by the Board.

4.2 Devotion of Time and Effort. Executive shall use Executive’s good faith, best efforts and judgment (a) in performing Executive’s duties required hereunder and (b) to act in the best interests of the Company. Executive shall devote all of his business time, attention and energies to the business of the Company to satisfy Executive’s required responsibilities and duties hereunder.

5.	TERMINATION

5.1 Due to Death or Disability. If Executive dies during the Employment Period, Executive’s employment shall terminate as of the date of his death. The Company may terminate Executive if he becomes “disabled,” as defined below, upon written notice to Executive. Such termination shall not be a breach of this Agreement. For purposes of this Agreement, the term “Disability” shall mean a physical or mental incapacity as a result of which Executive becomes unable to continue the proper performance of Executive’s duties hereunder for ninety (90) consecutive days or one-hundred twenty (120) non-consecutive days in any three hundred sixty-five (365) day period, or, if this provision is inconsistent with any applicable law, for such period or periods as permitted by law.

5.2 By the Company Without “Cause”. The Company may terminate this Agreement without Cause (as hereinafter defined) at any time following the Effective Date upon written notice to Executive. Such termination shall not be a breach of this Agreement.

5.3 By the Company For Cause. The Company may terminate Executive’s employment for Cause at any time by providing Executive written notice of its intent to terminate him for Cause which sets forth in reasonable detail the Company’s basis for such termination. Such termination shall not be a breach of this Agreement. For purposes of this Agreement, Cause shall mean:

(a) Executive’s continued failure to perform his duties with the Company (other than any such failure resulting from his incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to Executive which identifies the manner in which the Board believes that Executive has not performed his duties;

(b) Executive’s indictment (or equivalent under applicable law) with respect to, conviction of, or plea of guilty or nolo contendere to, a felony or any other comparable crime under applicable law or Executive’s incarceration with respect to any crime;

(c) Executive’s commission of any act of theft, embezzlement or misappropriation against the Company or any other act which in the reasonable opinion of the Board would prevent him from effectively performing his duties hereunder;

(d) Executive’s misconduct, gross neglect or malfeasance in the performance of the services contemplated hereunder where such conduct causes or has the likelihood of causing economic or reputational harm to the Company;

(e) Executive’s material breach of this Agreement or Executive’s willful misconduct or unethical behavior related to Executive’s duties hereunder or insubordination by Executive;

(f) Executive’s breach of any written or otherwise known Company policy or standard of conduct including, without limitation, sexual or other harassment by Executive or Executive’s use of illegal drugs or abuse of alcohol or legally prescribed drugs; and/or

(g) Breach of a representation made by Executive hereunder, including, without limitation, the representations in Section 15 of this Agreement.

If the Board has reasonable belief that Executive has committed any of the acts described above, it may suspend Executive (with or without pay) while it investigates whether it has or could have Cause to terminate Executive. The Company may terminate Executive for Cause prior to the completion of its investigation; provided, that, if it is ultimately determined that Executive has not committed an act which would constitute Cause, Executive, at the option of the Board, shall be reinstated effective as of the date of suspension or shall be treated as if he were terminated without Cause.

5.4 By Executive For Good Reason. Executive may terminate this Agreement for Good Reason (as defined below) within thirty (30) days after the occurrence of an event giving rise to such Good Reason event by providing thirty (30) days written notice to the Company describing the claimed event or circumstance and setting forth Executive’s intention to terminate his employment with the Company; provided, that, the Company has not substantially cured such event within such notice period.. For purposes of this Agreement, “Good Reason” shall mean the Company’s material breach of any of its material obligations hereunder. Such termination shall not be a breach of this Agreement.

5.5 By Executive Without Good Reason. Executive may terminate this Agreement without Good Reason by providing at least one-hundred twenty (120) days written notice to the Company. Such termination shall not be a breach of this Agreement.

5.6 Expiration of the Employment Period. Executive’s employment shall automatically terminate upon expiration of the Term unless the parties agree to extend the Term or continue the employment relationship “at will.” Notwithstanding the foregoing, if either party provides the notice to the other not to renew the Initial Term, the Employment Period shall terminate on expiration of the Initial Term. Such termination shall not be a breach of this Agreement.

5.7 Termination Payment.

(a) Amount. In the event that Executive’s employment is terminated pursuant to Sections 5.1 through 5.6, Executive shall continue to render services to the Company pursuant to this Agreement until his date of death or the date of termination (“Termination Date”) and shall continue to receive compensation and payment for any unreimbursed expenses incurred and other accrued employee benefits as provided in this Agreement, through the Termination Date. If requested by the Board of Directors, effective on the Termination Date, Executive shall resign all directorships and officerships he then holds with the Company and its affiliates. Subject to Section 5.7(c) below, in the event Executive’s employment is terminated pursuant to Section 5.2 or 5.4, Executive shall be entitled to receive, as severance for such termination: (i) continued payment of his Base Compensation for the remainder of the Initial Term, or, if such event occurs during the Extension Period, for the remainder of the Extension Period (the “Severance Period”) and (ii) at the time the Company pays annual bonuses, a prorated portion of his Performance Bonus for the fiscal year of termination; provided, that, at the time such bonuses are determined with respect to such fiscal year, the Committee concludes that Executive would have been entitled to a Performance Bonus pursuant to Section 3.2 hereof had he remained employed by the Company until the date that such fiscal year’s bonus, if any, would be payable. Except as provided in this Section 5.7, from and after the Termination Date, Executive shall not be entitled to any other payments in connection with his employment and/or the termination thereof, and shall have no further right to receive compensation or other consideration from the Company or have any other remedy whatsoever against the Company as a result of the termination of this Agreement, the Employment Period or the termination of Executive’s employment. Executive shall have a duty of mitigation and shall be subject to right of offset with respect to any compensation received by Executive on or after the termination of his employment.

(b) Benefits. In the event Executive’s employment is terminated pursuant to Section 5.2 or 5.4 and Executive timely elects to continue healthcare coverage through COBRA, subject to subpart (c) below, the Company shall pay that portion of the COBRA premium equal to the difference between the COBRA premium and Executive’s monthly contribution towards healthcare benefits that was in effect as of the Termination Date. The Company shall make such payments during the Severance Period so long as Executive continues to timely pay Executive’s portion of the COBRA premium and is eligible to continue COBRA benefits (the “Severance Benefits”).

(c) Release. To be eligible to receive severance and Severance Benefits under this Section 5.7, Executive must execute and deliver (and not revoke, if a revocation period is required by law) a release of all claims against the Company and any of its parents, subsidiaries, affiliates, shareholders, members, partners, investors, officers, directors, agents and employees in a form acceptable to the Company.

6.	NON-SOLICITATION

Executive acknowledges that by virtue of Executive’s position as CEO of the Company, and Executive’s employment hereunder, he will have advantageous familiarity with, and knowledge about, the Company and will be instrumental in establishing and maintaining goodwill between the Company and its customers, which goodwill is the property of the Company. Therefore, Executive agrees that during Executive’s employment and for a twelve (12) month period commencing from the Termination Date, Executive will not on behalf of himself, or any other person or entity, solicit, take away, hire, employ or endeavor to employ any of the employees of the Company who hold the position of Vice President or above.

7.	CONFIDENTIALITY/TRADE SECRETS

7.1 Executive specifically agrees that Executive will not at any time, whether during or subsequent to the Employment Period, in any fashion, form or manner, except in furtherance of Executive’s duties at the Company or with the specific written consent of the Company, either directly or indirectly use, divulge, disclose or communicate to any person in any manner whatsoever, any confidential information of any kind, nature or description concerning any matters affecting or relating to the business of the Company (the “Proprietary Information”), including (i) all information, formulae, compilations, software programs (including object codes and source codes), devices, methods, techniques, drawings, plans, experimental and research work, inventions, patterns, processes and know-how, whether or not patentable, and whether or not at a commercial stage related to the Company or any subsidiary thereof, (ii) buying habits or practices of any of its customers, (iii) the Company’s marketing methods and related data, (iv) the Company’s costs or sources of materials, (v) the prices it obtains or has obtained or at which it sells or has sold its products or services, (vi) lists or other written records used in the Company’s business, (vii) compensation paid to employees and other terms of employment, or (viii) any other confidential information of, about or concerning the business of the Company, its manner of operation, or other confidential data of any kind, nature, or description (excluding any information that is or becomes publicly known or available for use through no fault of Executive or as directed by court order). The parties hereto stipulate that as between them, Proprietary Information constitutes trade secrets that derive independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value or cause economic harm to the Company from its disclosure or use and that Proprietary Information is the subject of efforts which are reasonable under the circumstances to maintain its secrecy and of which this Section 7.1 is an example, and that any breach of this Section 7.1 shall be a material breach of this Agreement. All Proprietary Information shall be and remain the Company’s sole property.

7.2 Executive agrees to keep confidential and not use or divulge except in furtherance of Executive’s duties at the Company, any confidential or propriety information of any customer of the Company to which Executive may obtain access during the Employment Period. Executive acknowledges and agrees that a breach of this Section 7.2 shall be a material breach of this Agreement.

8.	INVENTIONS

8.1 Executive agrees to disclose promptly to the Company any and all concepts, designs, inventions, discoveries and improvements related to the Company’s business (collectively, “Inventions”) that Executive may conceive, discover or make from the beginning of Executive’s employment with the Company until the termination thereof; whether such is made solely or jointly with others, whether or not patentable, of which the conception or making involves the use of the Company’s time, facilities, equipment, personnel, supplies or trade secret information.

8.2 Executive agrees to assign, and does hereby assign, to the Company (or its nominee) Executive’s right, title and interest in and to any and all Inventions that Executive may conceive, discover or make, either solely or jointly with others, whether or not patentable, from the beginning of Executive’s employment with the Company until the termination thereof.

8.3 Executive agrees to sign at the request of the Company any instrument necessary for the filing and prosecution of patent applications in the United States and elsewhere, including divisional, continuation, revival, renewal or reissue applications, covering any Inventions and all instruments necessary to vest title to such Inventions in the Company (or its nominee). Executive further agrees to cooperate and assist the Company in preparing, filing and prosecuting any and all such patent applications and in pursuing or defending any litigation upon Inventions covered hereby. The Company shall bear all expenses involved in the prosecution of such patent applications it desires to have filed. Executive agrees to sign at the request of the Company any and all instruments necessary to vest title in the Company (or its nominee) to any specific patent application prepared by the Company and covering Inventions which Executive has agreed to assign to the Company (or its nominee) pursuant to Section 8.2 above.

8.4 The provisions of Sections 8.2 and 8.3 do not apply to any invention which qualifies fully under the provisions of Section 2870 of the California Labor Code, which provides in substance that provisions in an employment agreement providing that an employee shall assign or offer to assign rights in an invention to his or her employer do not apply to an invention for which no equipment, supplies, facilities, or trade secret information of the employer was used and which was developed entirely in the employee’s own time, except for those inventions that either (a) relate, at the time of conception or reduction to practice of the invention: (1) to the business of the employer or (2) to the employer’s actual or demonstrably anticipated research or development, or (b) result from any work performed by the employee for the employer.

9.	SHOP RIGHTS

The Company shall also have a perpetual, royalty-free, non-exclusive right to use in its business, and to make, use, license and sell products, processes and/or services derived from any inventions, discoveries, designs, improvements, concepts, ideas, works of authorship, whether or not patentable, including processes, methods, formulae, techniques or know-how related thereto, that are not within the scope of “Inventions” as defined above, but which are conceived or made by Executive during regular working hours or with the Company’s facilities, equipment, personnel, supplies or trade secret information.

10.	INJUNCTIVE RELIEF

Executive acknowledges that any violation of any provision of Sections 6 through 9 and 13 hereof by Executive will cause irreparable damage to the Company, that such damages will be incapable of precise measurement and that, as a result, the Company will not have an adequate remedy at law to redress the harm which such violations will cause. Therefore, in the event of any violation or threatened violation of any provision of Sections 6 through 9 and 13 by Executive, in addition to any other rights at law or in equity, Executive agrees that the Company will be entitled to injunctive relief including, but not limited to, temporary and/or permanent restraining orders to restrain any violation or threatened violation of such Sections by Executive.

11.	BLUE PENCIL

It is the desire and intent of the parties that the provisions of Section 6 through 9 hereof shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any portion of Sections 6 through 9 hereof shall be adjudicated to be invalid or unenforceable, such provision shall be deemed amended either to conform to such restrictions as the court or arbitrator may allow, or to delete therefrom or reform the portion thus adjudicated to be invalid and unenforceable, such deletion or reformation to apply only with respect to the operation of such Section in the particular jurisdiction in which such adjudication is made. It is expressly agreed that any court or arbitrator shall have the authority to modify any provision of Sections 6 through 9 if necessary to render it enforceable, in such manner as to preserve as much as possible the parties’ original intentions, as expressed therein, with respect to the scope thereof.

12.	COPYRIGHT

Executive agrees that any work prepared for the Company that is eligible for copyright protection under any U.S. or foreign law shall be a work made for hire and ownership of all copyrights (including all renewals and extensions therein) shall vest in the Company. In the event any such work is deemed not to be a work made for hire for any reason, Executive hereby irrevocably grants, transfers and assigns all right, title and interest in such work and all copyrights in such work and all renewals and extensions thereof to the Company, and agrees to provide all assistance reasonably requested by the Company in the establishment, preservation and enforcement of its copyright in such work, such assistance to be provided at the Company’s expense, but without any additional compensation to Executive. Executive agrees to and does hereby irrevocably waive all moral rights with respect to the work developed or produced hereunder, including any and all rights of identification of authorship and any and all rights of approval, restriction or limitation on use or subsequent modifications.

13.	EXECUTIVE’S DUTIES ON TERMINATION

In the event of termination of Executive’s employment pursuant to Section 5 hereof, Executive agrees to deliver promptly to the Company all Proprietary Information which is or has been in Executive’s possession or under Executive’s control. Upon termination of Executive’s employment by the Company for any reason whatsoever and at any earlier time the Company so requests, Executive will deliver to the custody of the person designated by the Company all originals and copies of such documents and other property of the Company in Executive’s possession, under Executive’s control or to which Executive may have access. Executive acknowledges and agrees that he will not defame or publicly criticize the services, business, integrity, veracity or personal or professional reputation of the Company or any of its officers, directors, partners, employees, affiliates, or agents thereof in either a professional or personal manner either during the Employment Period or thereafter.

14.	INDEMNIFICATION

The Company shall indemnify, defend and hold Executive harmless from and against any and all causes of action, claims, demands, liabilities, damages, costs and expenses of any nature whatsoever (collectively, “Damages”) directly or indirectly arising out of or related to Executive’s discharging Executive’s duties hereunder on behalf of the Company and/or its respective subsidiaries and affiliates to the fullest extent permitted by law.

15.	EXECUTIVE’S REPRESENTATIONS

Executive hereby represents and warrants to the Company, and Executive acknowledges that the Company has relied on such representations and warranties in employing Executive and entering into this Agreement, that (a) he has the right to enter into this Agreement, (b) the provisions of this Agreement and the performance hereof by Executive do not violate any other contracts or agreements to which he is a party and that would adversely affect his ability to perform his obligations hereunder, and (c) he will not enter into any agreement, either oral or written, that would adversely affect his ability to perform his obligations hereunder. If it is determined that Executive is in breach or has breached any of the representations set forth herein, the Company shall have the right to terminate Executive’s employment for Cause.

16.	ARBITRATION; LEGAL FEES

Subject to Section 10 hereof, any controversy, dispute or claim arising out of or relating to this Agreement or breach thereof shall first be attempted to be settled through good faith negotiation. If the dispute cannot be settled through negotiation, the parties agree to attempt in good faith to settle the dispute by mediation administered by JAMS for resolution in Orange County, California. If the parties are unsuccessful at resolving the dispute through mediation, the parties agree to binding arbitration for resolution in Orange County, California, administered by JAMS pursuant to its Employment Arbitration Rules & Procedure and subject to JAMS Policy on Employment Arbitration Minimum Standards of Procedural Fairness. Judgment on the award may be entered in any court having jurisdiction. Each party shall pay all its own expenses relating to any such dispute, mediation and/or arbitration, including, but not limited to, its own legal fees and expenses regardless of outcome. Joint expenses relating to such dispute, mediation or arbitration shall be borne equally among the parties.

/s/ PDW
P.D.W.

17.	GENERAL PROVISIONS

17.1 Assignment, Binding Effect. Neither the Company nor Executive may assign, delegate or otherwise transfer this Agreement or any of their respective rights or obligations hereunder without the prior written consent of the other party, except that the Company may assign this Agreement to its successors (including any purchaser of its assets), and affiliates, parent or subsidiary corporations. This Agreement shall be binding upon and inure to the benefit of any permitted successors or assigns of the parties and the heirs, executors, administrators and/or personal representatives of Executive.

17.2 Notices. All notices, requests, demands or other communications that are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered, when transmitted if transmitted by telecopy, electronic or digital transmission method with electronic confirmation of receipt, the day after it is sent, if sent for next-day delivery to a domestic address by recognized overnight delivery service (e.g. FedEx); and upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to:

If to the Company

Vice President, Human Resources

The Wet Seal, Inc.

26972 Burbank

Foothill Ranch, CA 92610

Facsimile No.: (949) 699-4722

If to Executive

Peter D. Whitford

[Insert Address]

17.3 Governing Law. This Agreement is governed by, and is to be construed and enforced in accordance with, the laws of California without regard to principles of conflicts of laws.

17.4 Amendment. No provisions of this Agreement may be amended, modified or waived unless such amendment or modification is agreed to in writing signed by Executive and by a duly authorized officer selected at such time by the Board, and such waiver is set forth in writing and signed by the party to be charged.

17.5 Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of such subject matter. Any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and canceled as of the date hereof.

17.6 Withholding. All payments hereunder shall be subject to any required withholding of federal, state and local taxes pursuant to any applicable law or regulation.

17.7 Severability. The paragraphs and provisions of this Agreement are severable. If any paragraph or provision is found to be unenforceable, the remaining paragraphs and provisions will remain in full force and effect.

17.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first written above.

THE WET SEAL, INC.

By:	/s/ IRVING TEITELBAUM
Title:	Chairman of the Board

/s/ PETER D. WHITFORD
Peter D. Whitford